Exhibit 99.1

For Immediate Release May 3, 2012	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR REPORTS 2012 FIRST-QUARTER RESULTS

▪	Company anticipates record-setting performance in fiscal 2012

▪	Declares quarterly cash distribution of $0.40 per unit payable on June 15, 2012
SANDUSKY, OHIO, May 3, 2012 - Cedar Fair Entertainment Company (NYSE: FUN), today reported results for its first quarter ended March 25, 2012.
Highlights

•
First quarter net revenues of $28.2 million, up 5% from the first quarter ended March 27, 2011; net loss of $1.18 per diluted limited partner (LP) unit compares with $1.53 net loss per LP unit a year ago.

•	Positive early-season trends for both season pass and group sales business.

•	Pre-season operating costs are in-line with the Company's expectations.

•
Quarterly cash distribution of $0.40 per LP unit declared payable June 15, 2012, consistent with an annual rate of $1.60 per LP unit in fiscal 2012; on track to pay a record distribution of more than $2.00 per LP unit in 2013.

•	Full-year 2012 net revenues expected in the range of $1.055 billion to $1.075 billion and Adjusted EBITDA between $385 million to $395 million.
Commenting on the Company's first quarter results, Matt Ouimet, Cedar Fair's president and chief executive officer said, “Historically, our first quarter represents less than five percent of our full-year revenues as the majority of our parks and facilities are not yet opened for the 2012 season. Therefore, we typically operate at a loss during this period. It is important to note that our current results are consistent with our expectations.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2012 First Quarter Results
May 3, 2012

“While it is too early to see definitive trends at this point in the year, we are encouraged by the positive momentum we've seen in season pass sales and group business at our parks, thanks in large part to our new marketing strategies, sales initiatives and e-commerce platform,” added Ouimet. “These initiatives are designed to reinforce the outstanding value we offer in a full day of entertainment. At the same time, the level of public interest in our new rides and attractions thus far has also been very good.”
First Quarter Results
Cedar Fair's net revenues increased to $28.2 million for the first quarter, up $1.3 million, or 5%, from $26.9 million in the first quarter ended March 27, 2011. The increase in net revenues for the first quarter was due primarily to an increase in both attendance and average in-park guest per capita spending at Knott's Berry Farm, the Company's only year-round park.
For the first quarter of 2012, costs and expenses increased $3.2 million, or 3.6%, to $93.4 million from $90.2 million in 2011. The year-over-year increase in costs and expenses, while largely anticipated, is the result of incremental costs to support the Company's 2012 initiatives including a new e-commerce platform and general infrastructure improvements. Both operating and maintenance supplies and expenses are also higher due to favorable weather conditions in many regions that have allowed certain park-opening projects to be accelerated into the first quarter. These increases were somewhat offset by a decrease in first-quarter Selling, General & Administrative expenses due primarily to a reduction in expenses related to litigation and unitholder special meeting requests.
Net loss for the current quarter was $65.2 million, or $1.18 per diluted LP unit, versus a net loss of $84.7 million, or $1.53 per diluted LP unit, for the same period in 2011. The smaller net loss is a result of the favorable operating performance and lower interest expense resulting from an overall improvement in the Company's average cost of borrowing. The improved average cost of borrowing is due primarily to favorable interest rate spreads on its existing derivative contracts, compared with the prior contracts that expired in October 2011.
Cash Flow and Liquidity Remain Strong
As of March 25, 2012, the Company had $1.16 billion of variable-rate term debt (before giving consideration to fixed-rate interest rate swaps), $400.4 million of fixed-rate debt, $155.0 million borrowed under its revolving credit facilities and $7.3 million in cash on hand. The Company believes its credit facilities and cash flows are sufficient to meet working capital needs, debt service, planned capital expenditures and distributions for the foreseeable future.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2012 First Quarter Results
May 3, 2012

Distribution Declaration
The Company also announced today the declaration of a cash distribution of $0.40 per LP unit. The distribution will be paid on June 15, 2012, to unitholders of record as of June 5, 2012. “This distribution is consistent with our targeted annualized distribution rate of $1.60 per LP unit for 2012,” said Ouimet. “Based on our current expectations for the upcoming season, we continue to project a record distribution of more than $2.00 per LP unit in 2013.”
2012 Operating Season and Outlook
Ouimet said the Company expects to build upon the record-setting momentum it created in 2011 as its parks begin opening for their 2012 operating season. “We are confident that our growth strategy - which we refer to as 'FUNforward' - will allow us to continue to maximize our value-creation potential in 2012 and beyond.”
The Company currently anticipates net revenues for the full-year 2012 to be between $1.055 billion and $1.075 billion, and Adjusted EBITDA is anticipated to be between $385 million and $395 million.
“The recent investments in new, leading-edge attractions, as well as the addition of new family-friendly shows and premium guest experiences will be key drivers to the Company's 2012 success,” Ouimet noted. “In this complicated world, if we can get people to laugh and smile, we've done something important. Our employees have worked hard to prepare the parks for the season, and we work diligently every day to provide our guests with an outstanding experience. Our commitment to the 'best-day-of-the-year' experience is what will continue to drive Cedar Fair's record-setting performance year-after-year. This is why we believe consumers will continue to choose to spend their discretionary entertainment dollars in our parks for years to come.”
Conference Call
The Company will host a conference call with analysts today, May 3, 2012, at 10:00 a.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, Thursday, May 3, 2012, until 11:59 p.m. ET, Thursday, May 17, 2012. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 4529917.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2012 First Quarter Results
May 3, 2012

About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair's flagship park, Cedar Point, has been consistently voted the “Best Amusement Park in the World” in a prestigious annual poll conducted by Amusement Today newspaper.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at our parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
(Tables Follow)
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This news release and prior releases are available online at www.cedarfair.com.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2012 First Quarter Results
May 3, 2012

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)

	Three months ended		Twelve months ended
	3/25/2012	3/27/2011	3/25/2012	3/27/2011
Net revenues:
Admissions	$11,670	$10,612	$597,100	$568,410
Food, merchandise and games	12,532	11,782	350,186	337,228
Accommodations and other	3,996	4,475	82,515	71,507
	28,198	26,869	1,029,801	977,145
Costs and expenses:
Cost of food, merchandise and games revenues	4,087	4,112	92,032	86,850
Operating expenses	71,285	65,128	437,008	413,778
Selling, general and administrative	17,984	20,915	137,495	137,565
Depreciation and amortization	3,846	3,790	123,861	126,697
Loss on impairment of goodwill and other intangibles	—	—	—	2,293
Loss on impairment / retirement of fixed assets, net	92	196	2,461	62,948
	97,294	94,141	792,857	830,131
Operating income (loss)	(69,096)	(67,272)	236,944	147,014
Interest expense	26,803	41,112	142,876	161,783
Net effect of swaps	(970)	1,887	(15,976)	12,506
Loss on early debt extinguishment	—	—	—	35,289
Unrealized/realized foreign currency (gain) loss	(8,192)	(6,888)	8,605	(27,428)
Other (income) expense	(16)	908	(126)	(211)
Income (loss) before taxes	(86,721)	(104,291)	101,565	(34,925)
Provision (benefit) for taxes	(21,539)	(19,599)	9,897	41,401
Net income (loss)	(65,182)	(84,692)	91,668	(76,326)
Net income (loss) allocated to general partner	(1)	(1)	1	(1)
Net income (loss) allocated to limited partners	$(65,181)	$(84,691)	$91,667	$(76,325)

Net income (loss)	$(65,182)	$(84,692)	$91,668	$(76,326)
Other comprehensive income (loss), (net of tax):
Cumulative foreign currency translation adjustment	(1,169)	(1,286)	1,050	(8,818)
Unrealized income (loss) on cash flow hedging derivatives	339	12,064	(7,958)	59,730
	(830)	10,778	(6,908)	50,912
Total Comprehensive Income (Loss)	$(66,012)	$(73,914)	$84,760	$(25,414)
Basic earnings per limited partner unit:
Weighted average limited partner units outstanding	55,378	55,343	55,353	55,332
Net income (loss) per limited partner unit	$(1.18)	$(1.53)	$1.66	$(1.38)
Diluted earnings per limited partner unit:
Weighted average limited partner units outstanding	55,378	55,343	55,847	55,332
Net income (loss) per limited partner unit	$(1.18)	$(1.53)	$1.64	$(1.38)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2012 First Quarter Results
May 3, 2012

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
FIRST QUARTER

(In thousands)	3/25/2012	3/27/2011
Cash and cash equivalents	$7,319	$7,255
Total assets	$2,113,126	$2,140,643
Long-Term Debt, including current maturities:
Revolving credit loans	$155,004	$127,114
Term debt	1,156,100	1,180,000
Notes	400,373	399,531
	$1,711,477	$1,706,645
Total partners' equity	$71,868	$58,751

This news release and prior releases are available on the Cedar Fair website at www.cedarfair.com

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233